Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ ANNOUNCES AGREEMENT TO SELL $115 MILLION OF CONVERTIBLE SENIOR
SUBORDINATED NOTES
NEW NOTES TO PROVIDE FUNDING TO REFINANCE 3.125% NOTES CALLABLE IN JUNE OF 2011
NET SHARE SETTLEMENT FEATURE PROVIDES FOR PRINCIPAL TO BE REPAID IN CASH
Cleveland, September 22, 2010 — CBIZ, Inc. (NYSE: CBZ) (the “Company”) today announced that it has priced, at par, a private offering of $115 million aggregate principal amount of Convertible Senior Subordinated Notes due 2015. The Company has also granted to the initial purchasers an option to purchase up to $15 million aggregate principal amount of the Notes, exercisable within 30 days from the date hereof to cover overallotments, if any. The offering is expected to close September 27, 2010, subject to customary closing conditions.
The Company is offering the Notes to provide funding to refinance its 3.125% Convertible Senior Subordinated Notes which are callable in June 2011. The Company intends to use proceeds from the issuance of the Notes to repurchase, from time to time, a portion of its 3.125% convertible notes issued in 2006, for general corporate purposes, including repayment of a portion of the existing balances outstanding under its senior credit facility, and will use approximately $25 million of the proceeds from the Notes to repurchase shares of its common stock.
The Notes will bear interest at a fixed rate of 4.875% per annum, payable semiannually beginning April 1, 2011.
The Notes contain a net share settlement feature so that upon conversion, the Company will deliver cash equal to the lesser of the aggregate principal amount of the Notes to be converted and the Company’s total conversion obligation, plus cash or shares of the Company’s common stock at the Company’s election, for the remainder, if any, of the conversion obligation. The Notes may be converted, under certain circumstances, into cash, and at the Company’s election, shares, if any, of the Company’s common stock at an initial conversion rate of 134.9255 shares per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $7.41 per share). The initial conversion price represents a 35% premium to the $5.49 per share closing price of the Company’s common stock on The New York Stock Exchange on September 21, 2010. The Notes will rank junior in right of payment to all of the Company’s existing and future senior indebtedness and pari passu with the Company’s outstanding 3.125% Notes.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

In the event of certain fundamental changes, holders may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation services. Employee services include group benefits, property and casualty insurance, retirement plan consulting, payroll, HR consulting and wealth management. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, whether or not the Company will consummate the offering, and the anticipated use of the proceeds of the offering; the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007